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                                  EXHIBIT 22

                        Subsidiaries of the Registrant

     The Company has a 99.3% owned subsidiary, Ecco Industries, Inc., a Delaware Corporation and a wholly owned subsidiary, International Electronics Europe Limited, a United Kingdom Corporation.